UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

The Ryland Group, Inc.
(Name of Issuer)

Common Stock, par value $1.00 per share
(Title of Class of Securities)

783764103
(CUSIP Number)

April 14, 2011
(Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

(Page 1 of 16 Pages)

______________________________
* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 783764103	13G	Page 2 of 16 Pages

1	NAMES OF REPORTING PERSONS GEM Realty Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,415,500 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,415,500 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,415,500 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.46%
12	TYPE OF REPORTING PERSON IA/OO

CUSIP No. 783764103	13G	Page 3 of 16 Pages

1	NAMES OF REPORTING PERSONS GEM Capital, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,415,500 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,415,500 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,415,500 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.46%
12	TYPE OF REPORTING PERSON HC/OO

CUSIP No. 783764103	13G	Page 4 of 16 Pages

1	NAMES OF REPORTING PERSONS GEM MM, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,415,500 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,415,500 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,415,500 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.46%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 783764103	13G	Page 5 of 16 Pages

1	NAMES OF REPORTING PERSONS Atrium GEM Partners, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,415,500 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,415,500 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,415,500 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.46%
12	TYPE OF REPORTING PERSON HC/OO

CUSIP No. 783764103	13G	Page 6 of 16 Pages

1	NAMES OF REPORTING PERSONS GEM Realty Securities, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 781,800 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 781,800 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 781,800 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.77%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 783764103	13G	Page 7 of 16 Pages

1	NAMES OF REPORTING PERSONS GEM Realty Securities, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,633,700 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,633,700 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,633,700 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.70%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 783764103	13G	Page 8 of 16 Pages

1	NAMES OF REPORTING PERSONS Norman S. Geller
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,415,500 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,415,500 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,415,500 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.46%
12	TYPE OF REPORTING PERSON IN/HC

CUSIP No. 783764103	13G	Page 9 of 16 Pages

1	NAMES OF REPORTING PERSONS Michael A. Elrad
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,415,500 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,415,500 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,415,500 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.46%
12	TYPE OF REPORTING PERSON IN/HC

CUSIP No. 783764103	13G	Page 10 of 16 Pages

1	NAMES OF REPORTING PERSONS Barry A. Malkin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,415,500 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,415,500 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,415,500 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.46%
12	TYPE OF REPORTING PERSON IN/HC

CUSIP No. 783764103	13G	Page 11 of 16 Pages

Item 1.

(a)	Name of Issuer.

The Ryland Group, Inc., a Maryland corporation (the “Company”)

(b)	Address of Issuer’s Principal Executive Offices

24025 Park Sorrento, Suite 400
Calabasas, California 91302

Item 2(a)	Name of Person Filing
Item 2(b)	Address of Principal Business Office
Item 2(c)	Citizenship

GEM Realty Advisors, LLC
900 N. Michigan Avenue
Suite 1450
Chicago, IL 60611
Delaware LLC

GEM Capital, L.L.C.
900 N. Michigan Avenue
Suite 1450
Chicago, IL 60611
Delaware LLC

GEM MM, LLC
900 N. Michigan Avenue
Suite 1450
Chicago, IL 60611
Delaware LLC

Atrium GEM Partners, LLC
900 N. Michigan Avenue
Suite 1450
Chicago, IL 60611
Delaware LLC

GEM Realty Securities, L.P.
900 N. Michigan Avenue
Suite 1450
Chicago, IL 60611
Delaware LP

GEM Realty Securities, Ltd.
c/o M&C Corporate Services Limited
Ugland House
P.O. Box 309GT
Georgetown, Grand Cayman
Cayman Corporation

Norman S. Geller
900 N. Michigan Avenue
Suite 1450
Chicago, IL 60611
U.S. Citizen

CUSIP No. 783764103	13G	Page 12 of 16 Pages

Michael A. Elrad
900 N. Michigan Avenue
Suite 1450
Chicago, IL 60611
U.S. Citizen

Barry A. Malkin
900 N. Michigan Avenue
Suite 1450
Chicago, IL 60611
U.S. Citizen

Item 2(d)	Title of Class of Securities

Common Stock, par value $1.00 (“Common Stock”)

Item 2(e)	CUSIP Number

783764103

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).
(b)	☐	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).
(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).
(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. ☒

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)           Amount beneficially owned:

CUSIP No. 783764103	13G	Page 13 of 16 Pages

As of the date hereof, (i) GEM Realty Advisors, LLC may be deemed the beneficial owner of 2,415,500 shares of Common Stock, (ii) GEM Capital, LLC may be deemed the beneficial owner of 2,415,500 shares of Common Stock, (iii) GEM MM, LLC may be deemed the beneficial owner of 2,415,500 shares of Common Stock, (iv) Atrium GEM Partners, LLC may be deemed the beneficial owner of 2,415,500 shares of Common Stock, (v) GEM Realty Securities, L.P. beneficially owns 781,800 shares of Common Stock, (vi) GEM Realty Securities, Ltd. beneficially owns 1,633,700 shares of Common Stock, and (vii) each of Norman S. Geller, Michael A. Elrad and Barry A. Malkin may be deemed the beneficial owner of the 2,415,500 shares of Common Stock owned by the foregoing.

Norman S. Geller, Michael A. Elrad and Barry A. Malkin may be considered control persons of, and therefore the beneficial owners of shares beneficially owned by, GEM Realty Advisors, LLC, GEM Capital, L.L.C., GEM MM, LLC, Atrium GEM Partners, LLC, GEM Realty Securities, L.P. and GEM Realty Securities, Ltd.  The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person.

(b)           Percent of class:

The percentages used herein are calculated based upon 44,205,340 shares of Common Stock issued and outstanding as of February 15, 2011, as represented in the Company's Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission on February 25, 2011.

Therefore, as of the date hereof, based on the Company's outstanding shares of Common Stock, (i) GEM Realty Advisors, LLC may be deemed to beneficially own approximately 5.46% of the outstanding shares of Common Stock of the Company, (ii) GEM Capital, L.L.C. may be deemed to beneficially own approximately 5.46% of the outstanding shares of Common Stock of the Company, (iii) GEM MM, LLC may be deemed to beneficially own approximately 5.46% of the outstanding shares of Common Stock of the Company, (iv) Atrium GEM Partners, LLC may be deemed to beneficially own approximately 5.46% of the outstanding shares of Common Stock of the Company, (v) GEM Realty Securities, L.P. beneficially owns approximately 1.77% of the outstanding shares of Common Stock of the Company, (vi) GEM Realty Securities, Ltd. beneficially owns approximately 3.70% of the outstanding shares of Common Stock of the Company, and (vii) each of Norman S. Geller, Michael A. Elrad and Barry A. Malkin may be deemed to beneficially own approximately 5.46% of the outstanding shares of Common Stock of the Company.

(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or to direct the vote
0

	(ii)	Shared power to vote or to direct the vote
See Item 4(a)

	(iii)	Sole power to dispose or to direct the disposition of
0

	(iv)	Shared power to dispose or to direct the disposition of
See Item 4(a)

CUSIP No. 783764103	13G	Page 14 of 16 Pages

Item 5.	Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not applicable.

Item 8.	Identification and Classification of Members of the Group

See Exhibit 1

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certification.

By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

Exhibit I: Joint Filing Agreement, dated as of April 25, 2011, by and among GEM Realty Advisors, LLC, GEM Capital, L.L.C., GEM MM, LLC, Atrium GEM Partners, LLP, GEM Realty Securities, L.P., GEM Realty Securities, Ltd., Norman S. Geller, Michael A. Elrad and Barry A. Malkin.

CUSIP No. 783764103	13G	Page 15 of 16 Pages

SIGNATURES

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it setforth in this statement is true, complete, and correct.

DATED:  April 25, 2011

GEM REALTY ADVISORS, LLC		GEM Capital, L.L.C.

By:	Gem Capital, L.L.C., Member	By:	GEM MM, LLC, Member

By:	GEM MM, LLC, Member	By:	Atrium GEM Partners, LLC, Member

By:	Atrium GEM Partners, LLC, Member	By:	/s/ Michael A. Elrad
		Name:	Michael A. Elrad
By:	/s/ Michael A. Elrad	Title:	Senior Managing Partner
Name:	Michael A. Elrad
Title:	Senior Managing Partner

GEM REALTY SECURITIES, LTD.		GEM Realty Securities, L.P.

By:	GEM Realty Advisors, LLC,	By:	GEM Realty Advisors, LLC,
	Investment Manager		Investment Manager

By:	GEM Capital, L.L.C., Member	By:	GEM Capital, L.L.C., Member

By:	GEM MM, LLC, Member	By:	GEM MM, LLC, Member

By:	Atrium GEM Partners, LLC, Member	By:	Atrium GEM Partners, LLC, Member

By:	/s/ Michael A. Elrad	By:	/s/ Michael A. Elrad
Name:	Michael A. Elrad	Name:	Michael A. Elrad
Title:	Manager	Title:	Senior Managing Partner

Atrium GEM Partners, LLC		GEM MM, LLC

		By:	Atrium GEM Partners, LLC, Member
By:	/s/ Michael A. Elrad
Name:	Michael A. Elrad	By:	/s/ Michael A. Elrad
Title:	Manager	Name:	Michael A. Elrad
		Title:	Senior Managing Partner

Michael A. Elrad	Norman S. Geller

/s/ Michael A. Elrad	/s/ Norman S. Geller

Barry A. Malkin

/s/ Barry A. Malkin

CUSIP No. 783764103	13G	Page 16 of 16 Pages

EXHIBIT 1

JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the shares of Common Stock, of Ryland Group, Inc., is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

DATED:  April 25, 2011

GEM REALTY ADVISORS, LLC		GEM Capital, L.L.C.

By:	Gem Capital, L.L.C., Member	By:	GEM MM, LLC, Member

By:	GEM MM, LLC, Member	By:	Atrium GEM Partners, LLC, Member

By:	Atrium GEM Partners, LLC, Member	By:	/s/ Michael A. Elrad
		Name:	Michael A. Elrad
By:	/s/ Michael A. Elrad	Title:	Senior Managing Partner
Name:	Michael A. Elrad
Title:	Senior Managing Partner

GEM REALTY SECURITIES, LTD.		GEM Realty Securities, L.P.

By:	GEM Realty Advisors, LLC,	By:	GEM Realty Advisors, LLC,
	Investment Manager		Investment Manager

By:	GEM Capital, L.L.C., Member	By:	GEM Capital, L.L.C., Member

By:	GEM MM, LLC, Member	By:	GEM MM, LLC, Member

By:	Atrium GEM Partners, LLC, Member	By:	Atrium GEM Partners, LLC, Member

By:	/s/ Michael A. Elrad	By:	/s/ Michael A. Elrad
Name:	Michael A. Elrad	Name:	Michael A. Elrad
Title:	Manager	Title:	Senior Managing Partner

Atrium GEM Partners, LLC		GEM MM, LLC

		By:	Atrium GEM Partners, LLC, Member
By:	/s/ Michael A. Elrad
Name:	Michael A. Elrad	By:	/s/ Michael A. Elrad
Title:	Manager	Name:	Michael A. Elrad
		Title:	Senior Managing Partner

Michael A. Elrad	Norman S. Geller

/s/ Michael A. Elrad	/s/ Norman S. Geller

Barry A. Malkin

/s/ Barry A. Malkin